UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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WEBSIDESTORY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 14, 2005
Dear Stockholder:
      This letter accompanies the Notice of Annual Meeting of Stockholders and related Proxy Statement for the meeting to be held on Tuesday, May 10, 2005 at 2:00 p.m. local time at our offices located at 10182 Telesis Court, 6th Floor, San Diego, California 92121. We hope you will attend in person.
      At the meeting, the stockholders will be asked to elect two directors to our board of directors for a three-year term and to ratify the selection of our independent registered public accounting firm.
      Following the meeting, we will also present a report on our operations and activities. Management will be pleased to answer your questions about WebSideStory.
      The Notice of Annual Meeting of Stockholders and related Proxy Statement accompanying this letter describe the matters on which stockholders will vote at the upcoming meeting, and we urge you to read these materials carefully.
      YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO SIGN AND RETURN YOUR PROXY CARD SO WE CAN BE SURE OF A QUORUM TO VOTE ON THESE PROPOSALS FOR STOCKHOLDER ACTION. If you attend the meeting, you may revoke your proxy and vote in person if you so desire.

Sincerely,

Jeffrey W. Lunsford
President, Chief Executive Officer and Chairman

WEBSIDESTORY, INC.
10182 Telesis Court, 6th Floor
San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 10, 2005

TO THE STOCKHOLDERS OF WEBSIDESTORY, INC.:
      The annual meeting of the stockholders of WebSideStory, Inc. will be held on May 10, 2005 at 2:00 p.m. at our executive offices located at 10182 Telesis Court, 6th Floor, San Diego, California 92121, for the following purposes:

•	to elect two directors of WebSideStory for a three-year term to expire at our 2008 annual meeting;

•	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005; and

•	to transact such other business as may be properly brought before the meeting or any adjournment thereof.
      Stockholders of record at the close of business on March 31, 2005 are entitled to notice of and to vote at our annual meeting and at any adjournment or postponement thereof.
      Accompanying this notice is a proxy card. Whether or not you expect to be at our annual meeting, please complete, sign and date the enclosed proxy card and return it promptly. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose.
      If you plan to attend our annual meeting and wish to vote your shares personally, you may do so at any time before your proxy is voted. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.
      All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

Michael S. Christian
General Counsel and Secretary
San Diego, California
April 14, 2005

WEBSIDESTORY, INC.
10182 Telesis Court, 6th Floor
San Diego, California 92121

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 10, 2005

ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?
      At our 2005 Annual Meeting of Stockholders, stockholders will act on:

•	the election of two directors for a three-year term to expire at our 2008 annual meeting;

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005; and

•	any other business as may be properly brought before the meeting.
      In addition, our management will report on our performance and respond to questions from stockholders.

Why am I receiving these materials?
      We sent you this proxy statement and the enclosed proxy card because the board of directors of WebSideStory, Inc. is soliciting your proxy to vote at the 2005 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.
      We intend to mail this proxy statement and accompanying proxy card on or about April 14, 2005 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?
      Only stockholders of record at the close of business on March 31, 2005 will be entitled to vote at the annual meeting. On this record date, there were 56 holders of record of our common stock.

Stockholder of Record: Shares Registered in Your Name
      If on March 31, 2005 your shares were registered directly in your name with our transfer agent, U.S. Stock Transfer Corporation, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank
      If on March 31, 2005 your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

How do I vote?
      You may either vote “For” the nominees to the board of directors or you may abstain from voting for the nominees. You may vote “For” or “Against” or abstain from voting for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name
      If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
      If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us directly. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?
      On each matter to be voted upon, you have one vote for each share of common stock you owned as of March 31, 2005.

What if I return a proxy card but do not make specific choices?
      If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of each of the nominees for director and “For” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?
      We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?
      If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?
      Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

•	you may submit another properly completed proxy card with a later date;

•	you may send a written notice that you are revoking your proxy to our Secretary at WebSideStory’s principal executive offices, 10182 Telesis Court, 6th Floor, San Diego, California 92121; or

•	you may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

How are votes counted?
      Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. Abstentions will not be considered in determining whether director nominees have received the requisite number of affirmative votes. For ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005, abstentions will have the same effect as “Against” votes. Broker non-votes will not be counted toward the vote total for any proposal, but will be counted for determining the presence of a quorum.
      If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, including Proposals 1 and 2, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under applicable rules on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items, if any, for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•	For Proposal 1, the election of directors, the two nominees receiving the highest number of affirmative votes of the shares present and entitled to vote either in person or by proxy will be elected to the board of directors. Abstentions and broker non-votes will not be considered in determining whether director nominees have received the requisite number of affirmative votes, but will be counted for purposes of determining the presence of a quorum.

•	For Proposal 2, the proposal to ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005, approval will require a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect, but will be counted for purposes of determining the presence of a quorum.

What is the quorum requirement?
      A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the issued and outstanding shares that are entitled to vote are represented by stockholders present at the meeting or by proxy. On the record date, March 31, 2005, there were 15,634,813 shares outstanding and entitled to vote; 7,817,407 shares present at the meeting or by proxy will constitute a quorum.
      Your shares will be counted toward the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted toward the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

What are the board of directors’ recommendations?
      Our board of directors’ recommendation is set forth together with the description of each item in this proxy statement. In summary, our board recommends a vote:

•	FOR election of the nominated slate of directors (see “Proposal 1”); and

•	FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005 (see “Proposal 2”).

How can I find out the results of the voting at the annual meeting?
      Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2005.

When are stockholder proposals due for next year’s annual meeting?
      Under the present rules of the Securities and Exchange Commission, or SEC, to be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 15, 2005, which is 120 days prior to the first anniversary of the mailing date of this proxy statement, to WebSideStory’s Secretary at 10182 Telesis Court, 6th Floor, San Diego, California 92121. Any proposal must comply with the requirements as to form and substance established by the SEC for such proposal to be included in our proxy statement. Under our amended and restated bylaws, stockholders wishing to submit a proposal for our 2006 annual meeting of stockholders, unless such proposal is submitted in accordance with the SEC rules described above, must do so not earlier than January 10, 2006 and not later than February 9, 2006, unless the date of the 2006 annual meeting of stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the 2005 annual meeting. If the stockholder gives notice in accordance with the terms of the amended and restated bylaws, and such proposal is not included in the proxy statement, then in certain circumstances the persons named as proxies in the proxies solicited by our board of directors for the 2006 annual meeting may exercise discretionary voting power regarding any such proposal.

PROPOSAL 1
ELECTION OF DIRECTORS
      Our board of directors is presently composed of six members. The directors elected at the annual meeting will serve until the 2008 annual meeting of stockholders and until their successors are elected and have been qualified, or until their earlier death, resignation or removal. Our amended and restated bylaws provide that the authorized number of directors, which is currently six, may be changed only by a resolution adopted by at least a majority of our directors. Any additional directorships resulting from an increase in the number of directors may only be filled by our board of directors.
      Proxies may only be voted for the number of nominees named below, and may not be voted for a greater number of persons.
      Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. In the event that a nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose.
Who are the nominees for election to the board of directors for a three-year term expiring at the 2008 annual meeting of stockholders?
      The information set forth below as to the nominees for director has been furnished to us by the nominees:

Name	Age	Present Position with WebSideStory

Kurt R. Jaggers	46	Director
James S. Mahan III	53	Director
      Kurt R. Jaggers has served as a member of our board of directors since December 1999. Mr. Jaggers has served as a managing director of TA Associates, Inc., a private equity firm, since January 1997. From January 1993 to December 1996, Mr. Jaggers was a principal at TA Associates and from 1990 to 1992 he was a vice president of TA Associates. He is currently a director of PROS Revenue Management and 2nd Story Software which are both privately held software companies. Mr. Jaggers received a B.S. degree and an M.S. degree in electrical engineering and an M.B.A. from Stanford University.
      James S. Mahan III has served as a member of our board of directors since March 2004. Mr. Mahan is the founder of S1 Corporation and, since his retirement in November 2000, has been the chairman of the board of directors for S1 Corporation. From 1995 to November 2000, Mr. Mahan was the chief executive officer of S1 Corporation. Mr. Mahan is a director of Yodlee, Inc., a provider of interactive financial solutions, Midtown Bank & Trust Company, a community bank based in Atlanta, Georgia, Lydian Trust Company, a bank based in Palm Beach Gardens, Florida, American Consulting Engineers PLC, a civil engineering company, and Magnolia Credit Corporation, a bank based in Charleston, South Carolina. He holds a B.S. degree in finance from Washington & Lee University.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” THE ABOVE NOMINEES
Who are the members of the board of directors with terms that expire at the 2006 annual meeting of stockholders?
      The information set forth below as to these members of our board of directors has been furnished to us by the individual members:
      Blaise P. Barrelet is our founder and has served as a member of our board of directors since 1996. Mr. Barrelet has been the chief executive officer of HobbyStage, Inc., a technology company, since January 2001. He served as our chief Internet architect from February 2000 until December 2000, when he ceased to be one of our employees, and from 1996 to December 1999, he served as our president and chief executive officer and oversaw all of our technology development. In 1994, he co-founded Reword Corporation, an Internet software localization company. From 1991 to 1993, he served as manager of the software division at Tekelec Group, France, a telecommunications equipment company.
      Charles J. Fitzgerald, Jr. has served as a member of our board of directors since May 2002. Mr. Fitzgerald is a partner and member of various entities affiliated with Summit Partners LLC, a private equity and venture capital firm, where he has been employed since May 2001. From 1998 to May 2001, Mr. Fitzgerald was the chief executive officer of North Systems, Inc., a software vendor. In addition, Mr. Fitzgerald serves as a member of the board of directors for GoldenGate Software, Inc., an infrastructure software development company, Meridian Project Systems, Inc., a provider of integrated project management software and business solutions, M-Audio, Inc., a developer and supplier of digital audio solutions, and GCA Holdings, Inc., a provider of cash access and customer relationship technologies for the gaming industry. Mr. Fitzgerald holds a B.S. degree in computer science from the Georgia Institute of Technology and an M.B.A. from Harvard Business School.

Who are the members of the board of directors with terms that expire at the 2007 annual meeting of stockholders?
      The information set forth below as to these members of our board of directors has been furnished to us by the individual members:
      James R. Glynn has served as a member of our board of directors since March 2004. Mr. Glynn served as the president and interim chief executive officer of Invitrogen Corporation, a publicly-held biotechnology company, from January 2003 to May 2003, at which time he retired. From July 2002 to December 2002, Mr. Glynn was an executive vice president at Invitrogen, and from June 1998 to June 2002, he served as Invitrogen’s executive vice president and chief financial officer. From July 1995 to May 1997, he served as senior vice president and chief financial officer and from May 1997 to July 1998, as chief operating officer, chief financial officer and director of Matrix Pharmaceutical, Inc., a company focusing on the treatment of cancer. Mr. Glynn is also currently a director of the board of directors for Invitrogen. Mr. Glynn holds a B.B.A. degree in accounting from Cleveland State University.
      Jeffrey W. Lunsford has served as our president, chief executive officer and chairman since April 2003 and served as our acting chief financial officer from April 2003 to April 2004. From September 2002 to January 2003, he was the chief executive officer at TogetherSoft Corp., a software tools company that was acquired by Borland Software Corporation. From March 1996 to August 2002, Mr. Lunsford was a senior vice president of corporate development at S1 Corporation, a data processing and software company specializing in Internet branch and call center banking applications. Prior to S1 Corporation, Mr. Lunsford was the co-founder and president of Brintech, Inc., a technology consulting firm specializing in the financial services industry. From 1988 to 1994, Mr. Lunsford served as an officer in the United States Navy. Mr. Lunsford graduated summa cum laude from the Georgia Institute of Technology with a B.S. degree in information and computer sciences.

Are a majority of the members of the board independent under Nasdaq Stock Market listing standards?
      A majority of the members of our board of directors meet the definition of “independent director” under the Nasdaq Stock Market qualification standards. After a review of all relevant transactions or relationships between each director, or any of his or her family members, and our company, senior management and independent auditors, the board of directors affirmatively has determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards except for Mr. Lunsford, who is our president, chief executive officer and our chairman of the board.
      As required under the Nasdaq Stock Market listing standards, our independent directors will meet in regularly scheduled executive sessions at which only independent directors are present. Persons interested in communicating with our independent directors may address correspondence to a particular director, or to the independent directors generally, in care of WebSideStory, Inc., 10182 Telesis Court, 6th Floor, San Diego, California 92121. If no particular director is named, letters will be forwarded, depending on the subject matter, to the chair of the audit committee, compensation committee or nominating/corporate governance committee.

How often did the board meet during fiscal 2004?
      Our board of directors held a total of nine meetings, including telephonic meetings, during fiscal 2004. No director attended fewer than 75% of the aggregate of the total number of meetings of our board of directors and the total number of meetings held by all committees of our board of directors on which the director served. In addition, the board of directors took action by written consent three times during fiscal 2004.

What are the committees of the board and which directors are on those committees?
      The following table provides membership and meeting information for fiscal 2004 for the board of directors’ audit committee, compensation committee and nominating/corporate governance committee:

Committee

Nominating/Corporate
Director	Audit	Compensation	Governance

Jeffrey W. Lunsford	—	—	—
Blaise P. Barrelet	—	—	—
Charles J. Fitzgerald, Jr.	—	X	X (Chair)
James R. Glynn	X (Chair)	X	X
Kurt R. Jaggers	X	X (Chair)	—
James S. Mahan III	X	—	X
      Below is a description of each committee referred to above. Our board of directors has determined that each member of each of our audit committee, compensation committee and nominating/corporate governance committee meets the applicable rules and regulations regarding independence and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to WebSideStory.
      Audit Committee. The audit committee is a standing committee of, and operates under a written charter adopted by, our board of directors. A copy of the charter for the audit committee is included as Annex A to this proxy statement. The functions of this committee include:

•	meeting with our management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting;

•	meeting with our independent auditors and with internal financial personnel regarding these matters;

•	pre-approving audit and non-audit services to be rendered by our independent auditors;

•	recommending to our board of directors the engagement of our independent auditors and oversight of the work of our independent auditors;

•	reviewing our financial statements and periodic reports and discussing the statements and reports with our management, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters; and

•	reviewing our financing plans and reporting recommendations to our full board of directors for approval and to authorize action.
      The audit committee consists of Messrs. Glynn (chairman), Jaggers and Mahan, each of whom are independent directors under the Nasdaq Stock Market qualification standards. Mr. Glynn is our audit committee financial expert under SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. The audit committee held a total of three meetings, including telephonic meetings, during fiscal 2004.
      Compensation Committee. The compensation committee is a standing committee of, and operates under a written charter adopted by, our board of directors. The functions of this committee include:

•	reviewing and, as it deems appropriate, recommending to our board of directors, policies, practices and procedures relating to the compensation of our directors, officers and other managerial employees and the establishment and administration of our employee benefit plans;

•	exercising authority under our employee benefit plans;

•	reviewing and approving executive officer and director indemnification and insurance matters; and

•	advising and consulting with our officers regarding managerial personnel and development.
      The compensation committee consists of Messrs. Jaggers (chairman), Fitzgerald and Glynn, each of whom are independent directors under the Nasdaq Stock Market qualification standards. The compensation committee held a total of three meetings, including telephonic meetings, during fiscal 2004. In addition, the compensation committee took action by written consent on two occasions during fiscal 2004.
      Nominating/ Corporate Governance Committee. The nominating/corporate governance committee is a standing committee of, and operates under a written charter adopted by, our board of directors. A copy of the charter for the nominating/corporate governance committee is included as Annex B to this proxy statement. The functions of this committee include:

•	identifying qualified candidates to become members of our board of directors;

•	selecting nominees for election of directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected);

•	selecting candidates to fill vacancies of our board of directors;

•	developing and recommending to our board of directors our corporate governance guidelines; and

•	overseeing the evaluation of our board of directors.
      The nominating/corporate governance committee consists of Messrs. Fitzgerald (chairman), Glynn and Mahan, each of whom are independent directors under the Nasdaq Stock Market qualification standards. The nominating/corporate governance committee held a total of one meeting during fiscal 2004.

What is our director nomination process?
      Director Qualifications. The nominating/corporate governance committee’s goal is to assemble a board of directors that brings to our company a variety of perspectives and skills derived from high quality business and professional experience. In evaluating director nominees, the nominating/corporate governance committee considers the following factors:

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in our industry;

•	experience as a board member of another publicly held company;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members; and

•	practical and mature business judgment.
      There are no stated minimum criteria for director nominees. The nominating/corporate governance committee may also consider such other facts as it may deem are in the best interests of our company and our stockholders. The nominating/corporate governance committee does, however, believe it appropriate for at least one, and, preferably, several, members of our board of directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of our board of directors be independent directors under the Nasdaq Stock Market qualification standards. At this time, the nominating/corporate governance committee also believes it appropriate for our president and chief executive officer to serve as the chairman and a member of our board of directors.
      Identification and Evaluation of Nominees for Directors. The nominating/corporate governance committee identifies nominees for director by first evaluating the current members of the board of directors willing to continue in service. Current members with qualifications and skills that are consistent with the nominating/corporate governance committee’s criteria for board of directors service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the board of directors with that of obtaining a new perspective. If any member of the board of directors does not wish to continue in service or if the board of directors decides not to re-nominate a member for re-election, the nominating/corporate governance committee identifies the desired skills and experience of a new nominee in light of the criteria above. The nominating/corporate governance committee generally polls the board of directors and members of management for their recommendations. The nominating/corporate governance committee may also seek input from industry experts or analysts. The nominating/corporate governance committee reviews the qualifications, experience and background of the candidates. Final candidates are then interviewed by various members of our board of directors as well as executive management. In making its determinations, the nominating/corporate governance committee evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best perpetuate our success and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the nominating/corporate governance committee makes its recommendation to the board of directors. Historically, the nominating/corporate governance committee has not relied on third-party search firms to identify board of director candidates. The nominating/corporate governance committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.
      We have not received director candidate recommendations for the annual meeting from our stockholders and do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated.

What is our process for stockholder communications with the board of directors?
      Our stockholders may contact our board of directors or a specified individual director by writing to our corporate secretary at 10182 Telesis Court, 6th Floor, San Diego, California 92121. Our corporate secretary will relay all such communications to our board of directors or individual members, as appropriate.
What is our policy regarding board member attendance at the annual meeting?
      It is our policy to invite, but not require, the members of our board of directors to attend the annual meeting. We held an annual meeting in fiscal 2004 on April 15, 2004, at which six of the seven members of our board of directors attended the meeting.
How are directors compensated?
      We currently do not pay cash compensation to non-employee directors for their service as directors. We do reimburse our directors for reasonable out-of-pocket expenses in connection with attending meetings of our board of directors and committees of the board of directors. We do not compensate Mr. Lunsford for his service as chairman of our board of directors.
      Our directors may participate in our stock option plan. Under our 2004 Equity Incentive Award Plan, in October 2004, we granted an option to purchase 35,000 shares of our common stock to each of Messrs. Barrelet, Jaggers and Fitzgerald. In addition, we will grant an option to purchase 35,000 shares of our common stock to each person who first becomes a non-employee member of our board of directors on the date that person joins our board of directors. Furthermore, once any non-employee director is fully vested in his or her outstanding option grant, he or she will be automatically granted a new option to purchase 35,000 shares of our common stock on the first day after his or her existing options become fully vested (unless the vesting of such options is accelerated in connection with a change of control or another non-recurring transaction, in which case no additional options will be granted to such non-employee director pursuant to the non-employee director compensation policy).
      For a detailed description of our benefit plans, please see “Management — Equity Compensation Plans and Other Benefit Plans.”
Code of Business Conduct and Ethics
      We have established a Code of Business Conduct and Ethics that applies to our officers, directors and employees. The Code of Business Conduct and Ethics contains general guidelines for conducting the business of our company consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K.
Corporate Governance Documents
      Our corporate governance documents, including our Code of Business Conduct and Ethics and the charters for the committees of our board of directors are available, free of charge, on our web site at www.websidestory.com. Please note, however, that the information contained on the web site is not incorporated by reference in, or considered part of, this proxy statement. We will also provide copies of these documents free of charge, to any stockholder upon written request to Investor Relations, WebSideStory, Inc., 10182 Telesis Court, 6th Floor, San Diego, California 92121.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      Our board of directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005 and has directed that management submit the appointment of the independent registered public accounting firm to the stockholders for ratification at the annual meeting. PricewaterhouseCoopers LLP has audited our financial statements since the fiscal year ended December 31, 1996 and through the fiscal year ended December 31, 2004. Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
      Stockholders are not required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, we are submitting the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If you fail to ratify the appointment, our board of directors and the audit committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the appointment is ratified, our board of directors and the audit committee in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of our company and our stockholders.
      The affirmative vote of the holders of a majority of the shares of our common stock present and entitled to vote either in person or by proxy at the annual meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” PROPOSAL 2
Audit and All Other Fees
      The aggregate fees billed to our company by PricewaterhouseCoopers LLP, our independent registered public accounting firm, for the indicated services were as follows:

	Fiscal 2003	Fiscal 2004

Audit Related Fees(1)	$160,000	$595,410
Tax Fees(2)	$15,000	$36,997

(1)	Audit Related Fees consist of fees billed for professional services performed by PricewaterhouseCoopers LLP for the audit of our annual financial statements and review of financial statements included in our Form S-1 for Fiscal 2004, preparation of comfort letters associated with our initial public offering in Fiscal 2004 and related services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Tax Fees consist of fees billed in the indicated year for professional services performed by PricewaterhouseCoopers LLP with respect to tax compliance, tax advice and tax planning.
      The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of PricewaterhouseCoopers LLP, and has concluded that the provision of such services is compatible with maintaining the independence of our auditors.
Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm
      Our audit committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee. These services may include audit services, audit-related services, tax services and other services. The audit committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. All of the audit related fees and tax fees described above were pre-approved by our audit committee.
REPORT OF THE AUDIT COMMITTEE
      The audit committee oversees our financial reporting process on behalf of our board of directors in accordance with its written charter adopted by our board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent auditors, nor can the committee certify that the independent auditors are “independent” under applicable rules. The committee has the authority to engage its own outside advisors apart from counsel or advisors hired by management as it determines appropriate, including experts in particular areas of accounting. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in our company’s annual report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
      The audit committee is currently comprised of three non-employee members of our board of directors, each of whom satisfies the definition of independent director as established in the Nasdaq Stock Market qualification standards. After reviewing the qualifications of all current committee members and any relationship they may have that might affect their independence from our company, our board of directors has determined that (i) all current committee members are “independent” as that concept is defined under Section 10A of the Securities Exchange Act, (ii) all current committee members are “independent” as that concept is defined under the applicable Nasdaq listing standards, (iii) all current committee members have the ability to read and understand financial statements and (iv) James R. Glynn qualifies as an “audit committee financial expert.” As part of the committee’s regular meetings, it discusses the interim financial information contained in quarterly earnings announcements made by our company with our chief executive officer, chief financial officer and independent auditors prior to public release of the information.
      The committee reviewed with PricewaterhouseCoopers LLP, who is responsible for expressing an opinion on the conformity of these audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the audit committee discussed with PricewaterhouseCoopers LLP its independence from management and our company, has received from PricewaterhouseCoopers LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, and has considered the compatibility of non-audit services with the auditors’ independence.
      The committee discussed with PricewaterhouseCoopers LLP the overall scope of their audit. The committee also met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their examination, their evaluation of our internal controls and the overall quality of our financial reporting.
      Our board of directors reviews the adequacy of the committee’s written charter in light of the applicable Nasdaq and SEC rules. Our company also provides a written certification of adoption of the charter and its adequacy as required by Nasdaq. A copy of the charter for the audit committee is attached to this proxy statement as Annex A.

      In reliance on the reviews and discussions referred to above, the committee recommended to our board of directors that the audited financial statements be included in our annual report for the year ended December 31, 2004. The audit committee and our board of directors also recommended, subject to stockholder approval, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2005.
      This report of the audit committee is not “soliciting material,” is not deemed “filed” with the SEC and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.
      The foregoing report has been furnished by the audit committee with respect to the principal factors considered by such committee in its oversight of the accounting, auditing and financial reporting practices of our company for fiscal 2004.

Audit Committee
James R. Glynn, Chair
Kurt R. Jaggers
James S. Mahan III

MANAGEMENT
Who are our executive officers?
      Our executive officers are as follows:

Name	Age	Present Position with the Company

Jeffrey W. Lunsford	39	President, Chief Executive Officer and Chairman
Thomas D. Willardson	54	Chief Financial Officer
Rand Schulman	52	Chief Marketing Officer
Christopher Reid	46	Senior Vice President, Sales
Jim Van Baalen	41	Chief Technical Officer
Daniel Guilloux	57	General Manager, European Operations
Michael S. Christian	44	General Counsel and Secretary
      Jeffrey W. Lunsford’s biography is included with those of the other members of our board of directors above.
      Thomas D. Willardson has served as our chief financial officer since April 2004. From July 2003 to March 2004, he was the chief financial officer at Archimedes Technology Group, a nuclear waste remediation technology company. From March 2002 to June 2003, Mr. Willardson was a financial consultant for various businesses. From July 1998 to March 2002, he served as the senior vice president of finance at Leap Wireless International, Inc., a telecommunications company. Prior to that, Mr. Willardson was employed with the Bechtel group of companies for 13 years, acting in a number of finance related roles both in project finance and private equity investing. Mr. Willardson received his B.S. degree in finance from Brigham Young University and an M.B.A. from the University of Southern California.
      Rand Schulman has served as our chief marketing officer since June 2003. From September 2001 to May 2003, he was the senior director of strategy and products for NetIQ Corporation, a provider of systems and security management solutions. From October 2000 to January 2001, Mr. Schulman was the executive vice president at Vizacom Inc., a software publishing company, and from 1997 to September 2000, he was the founder, chief executive officer and president for Keylime Software, Inc., a web analytics application service provider. Mr. Schulman holds a B.A. degree in English and journalism from the University of the Pacific.
      Christopher Reid has served as our senior vice president, sales since February 2003. From June 2001 to January 2003, he was the regional vice president, sales at Torchquest, Inc., an information technology analytics solutions provider, and from April 1993 to May 2001, as a regional vice president of sales at MERANT plc, an e-business software company, which was acquired by Serena Software, Inc. Mr. Reid holds a B.S. degree in management from Oregon State University.
      Jim Van Baalen has served as our chief technical officer since December 1999 and has been an employee since 1998. From 1995 to 1998, he was the director of network engineering with ATMnet, an Internet service provider that was acquired by Verio, Inc. Mr. Van Baalen holds a B.A. degree in music performance and an M.S. degree in applied mathematics from the University of Wyoming.
      Daniel Guilloux has served as our general manager, European operations since April 2000. From 1992 to March 2000, he was director of European operations for Network Computing Devices, Inc., a provider of client desktop management solutions. Mr. Guilloux holds a physics degree from Orsay University in Paris.
      Michael S. Christian has served as our general counsel since July 2003 and as our secretary since October 2003, as well as from 1998 to 1999, and has been an employee since February 1998. From April 2000 to July 2003, he served as a senior vice president of our company, advising on business development, business strategy and corporate communications matters, and from June 1999 to March 2000, he served as a member of our board of directors. From 1995 to 1998, Mr. Christian was an attorney at Baker &

McKenzie, a law firm, and from 1989 to 1994, he served as international counsel to Banque Worms, a French commercial bank. Mr. Christian holds a B.A. degree in literature from the University of California at San Diego and a J.D. from Harvard Law School.
How are the executive officers compensated?
      Compensation of Executive Officers. The following table shows information regarding the compensation earned by our chief executive officer and our other four most highly compensated executive officers, collectively referred to as the “named executive officers” in this proxy statement, during the years ended December 31, 2003 and 2004. In accordance with the rules of the SEC, this table does not include various perquisites and other personal benefits received by the named executive officers that do not exceed the lesser of $50,000 or 10% of any such officer’s salary and bonus disclosed in this table.
Summary Compensation Table

				Long-Term Compensation

		Annual Compensation		Awards

					Securities
					Underlying	All Other
				Restricted Stock	Options	Compensation
Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Awards (#)	(#)	($)

Jeffrey W. Lunsford(2)	2004	$310,500	$150,000	—	285,714	$—
President, Chief Executive	2003	223,846	100,000	571,428	303,537	—
Officer and Chairman
Jim Van Baalen	2004	188,888	42,000	—	14,285	—
Chief Technical Officer	2003	182,500	—	—	8,285	—
Christopher Reid(3)	2004	155,250	141,921	—	7,142	—
Senior Vice President, Sales	2003	127,450	47,500	—	57,142	—
Rand Schulman(4)	2004	207,000	61,400	—	20,000	—
Chief Marketing Officer	2003	111,538	12,500	—	57,142	—
Daniel Guilloux(5)	2004	204,943	49,683	—	7,142	—
General Manager,	2003	194,849	55,189	—	2,857	3,844
European Operations

(1)	Thomas D. Willardson, our chief financial officer, began his employment in April 2004. Pursuant to the terms of his employment agreement, his 2004 base salary was $215,000 and he is eligible to receive an annual bonus of up to $35,000. His employment agreement is further described below under “Other employment agreements”.

(2)	Jeffrey W. Lunsford, our president, chief executive officer and chairman, began his employment with us in April 2003. From April 2003 to March 2004, Mr. Lunsford also served as our acting chief financial officer. Pursuant to the terms of Mr. Lunsford’s employment agreement, his 2003 annual salary was $300,000 and he received a signing bonus of $100,000. Our board of directors awarded Mr. Lunsford a $150,000 bonus in early 2004. In April 2003, Mr. Lunsford acquired 571,428 shares of our common stock, of which 190,476 shares are subject to our right of repurchase as of December 31, 2004. In April 2003, Mr. Lunsford was also granted a warrant to purchase an aggregate of 48 shares of our Series D convertible redeemable preferred stock at an exercise price of $0.001 per share. Upon completion of our initial public offering in October 2004, this warrant became exercisable for 303,537 shares of common stock. As of December 31, 2004, 177,063 of those shares remained unvested. Additionally, in September 2004, upon completion of our initial public offering, Mr. Lunsford was granted a stock option to purchase 285,714 shares of our common stock at an exercise price of $8.50 per share. As of December 31, 2004, all of those shares remained unvested. Based on his 2004 performance, in 2005, Mr. Lunsford was awarded and paid a $200,000 bonus. His employment agreement is further described below under “Employment Agreement with Jeffrey W. Lunsford”.

(3)	Christopher Reid, our senior vice president, sales, began his employment with us in February 2003. His employment agreement is described below under “Other employment agreements”.

(4)	Rand Schulman, our chief marketing officer, began his employment with us in June 2003. His employment agreement is described below under “Other employment agreements”.

(5)	Mr. Guilloux is paid in Euros; the U.S. Dollar amounts set forth in the table above have been calculated using the average of the daily exchange ratio of the Euro to the U.S. Dollar during 2003 and 2004. Other compensation includes a car allowance, plus reimbursement of fuel and maintenance costs for the car, and housing and other living allowances. Mr. Guilloux’s employment agreement is described below under “Other employment agreements”.
      Option Grants in Last Fiscal Year. The following table sets forth information regarding grants of stock options to each of the named executive officers during 2004. During the year ended December 31, 2004, we granted options to purchase an aggregate of 1,053,321 shares of our common stock, all of which were granted to our employees (including the named executive officers). All options were granted at the fair market value of our common stock as of the date of grant.

	Individual Grants
						Potential Realizable Value at
		Percent of				Assumed Annual Rates of
	Number of	Total Options				Stock Price Appreciation for
	Shares	Granted to	Exercise	Market Price		Option Term(3)
	Underlying	Employees in	Price Per	Date of	Expiration
Name(1)(2)	Options (#)	Fiscal Year (%)	Share ($)	Grant ($)	Date	5%	10%

Jeffrey W. Lunsford(4)	285,714	27.13%	$8.50	$8.50	4/01/2016	$1,527,314	$3,870,514
Jim Van Baalen	14,285	1.36	5.25	5.25	2/09/2014	214,234	385,555
Christopher Reid	7,142	.68	5.25	5.25	2/09/2014	107,110	192,764
Rand Schulman	10,000	.95	5.25	5.25	2/09/2014	149,972	269,902
	10,000	.95	5.25	5.25	5/03/2014	149,972	269,902
Daniel Guilloux	7,142	.68	5.25	5.25	5/03/2014	107,110	192,764

(1)	In April 2004, we granted Thomas D. Willardson, our chief financial officer, an option to purchase 100,000 shares of our common stock with an exercise price of $5.25 per share.

(2)	Each option was granted under our 2000 equity incentive plan, or 2000 plan, and vests over a four-year period as follows: 25% will vest on the first anniversary of the date of the option grant and the remainder will vest in equal monthly installments over the remaining 36 months thereafter. For a description of certain accelerated vesting provisions applicable to such options, see “Management — Employment Contracts and Change in Control Agreements.”

(3)	The table sets forth the hypothetical gains that would exist for the securities at the end of their respective ten-year terms based on assumed annualized rates of compounded stock price appreciation of 5% and 10% from the dates the securities were granted until the expiration of the term, assuming a fair value of our common stock of $8.50 at the time of issuance. Potential realizable values are net of exercise price, but before taxes associated with exercise. The assumed 5% and 10% rates of stock price appreciation are mandated by the rules of the SEC and do not represent our estimate or projection of the future stock price. Actual gains, if any, will be dependent upon numerous factors, including our future performance, overall business and market conditions and the optionee’s continued employment by us throughout the vesting period.

(4)	This option grant to Mr. Lunsford was made under our 2004 equity incentive award plan, or 2004 plan. The option begins to vest on April 1, 2006 and will vest in 48 equal monthly installments on the first date of each calendar month thereafter.
      Fiscal Year-End Option and Warrant Values. The following table sets forth specified information concerning stock options or warrants held as of December 31, 2004 by each of the named executive officers. The value realized at December 31, 2004, if any, is calculated based on the excess of the closing prices as reported on the Nasdaq National Market on the date of exercise, less the exercise price of the option or warrant, multiplied by the number of shares as to which the option or warrant is exercised.

“In-the-money” options or warrants are those for which the fair market value of the underlying securities exceeds the exercise or base price of the option or warrant. These columns are based upon the closing price of $12.43 per share on December 31, 2004, minus the per share exercise price, multiplied by the number of shares underlying the option or warrant.

			Number of
			Securities Underlying
			Unexercised Options or		Value of Unexercised In-The-
	Shares		Warrants at		Money Options or Warrants at
	Acquired		December 31, 2004(#)		December 31, 2004($)
	Upon	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Jeffrey W. Lunsford	—	—	126,474	462,777	$1,572,072	$3,323,749
Jim Van Baalen	—	—	67,610	29,601	670,774	280,079
Christopher Reid	—	—	26,189	38,095	303,531	410,025
Rand Schulman	—	—	21,427	55,715	248,339	557,537
Daniel Guilloux	—	—	26,307	9,584	142,148	79,582

Do the named executive officers have employment contracts or change of control agreements?

Employment Contracts and Change in Control Agreements
      We have entered into the following agreements relating to the employment of our executive officers.

Employment Agreement with Jeffrey W. Lunsford
      In April 2003, we entered into an employment agreement with Jeffrey W. Lunsford, our president, chief executive officer and chairman of our board of directors. The employment agreement was subsequently amended by action of our board of directors in July 2004. The agreement is not for any specified period and is “at-will,” meaning that Mr. Lunsford’s relationship with us may be terminated at any time, with or without cause or advance notice, by either Mr. Lunsford or us.
      The employment agreement sets forth Mr. Lunsford’s base salary, in addition to a one-time signing bonus of $100,000. Mr. Lunsford’s base salary or any other compensation is subject to increase upon review annually by and at the sole discretion of our compensation committee. Mr. Lunsford’s 2004 base salary was $310,500. Pursuant to the employment agreement, Mr. Lunsford is eligible for a performance bonus that is determined by our compensation committee and is based upon Mr. Lunsford’s achievement of goals and objectives as determined by our compensation committee. Mr. Lunsford’s 2004 performance bonus was $200,000. Additionally, Mr. Lunsford has the right to participate in the benefit plans that we provide for all of our employees.
      In addition, in connection with Mr. Lunsford’s commencement of employment, we granted him a warrant to purchase 48 shares of our Series D convertible redeemable preferred stock at an exercise price of $0.001 per share. Upon completion of our initial public offering in October 2004, this warrant became exercisable for 303,537 shares of common stock due to the conversion of all of our convertible redeemable preferred stock. The warrant became exercisable as to 25% of the shares subject to the warrant on the first anniversary of the date of commencement of Mr. Lunsford’s employment with us and the warrant will become exercisable as to the remaining shares subject to the warrant in equal monthly installments over the three years thereafter, subject to Mr. Lunsford’s continued employment on such dates. Also in connection with Mr. Lunsford’s commencement of employment, we granted him the right to purchase 571,428 shares of our common stock at a purchase price of $0.0035 per share, which right was exercised in April 2003. Of the 571,428 shares purchased, as of April 1, 2003, 428,571 shares of restricted stock were subject to our right to repurchase such shares at the original purchase price in the event Mr. Lunsford’s employment with us terminates. Our repurchase right lapses as to these shares in equal monthly installments over the three years following April 2003.
      In September 2004, we granted Mr. Lunsford an option to purchase 285,714 shares of our common stock at an exercise price of $8.50 per share. This option will vest in 48 equal monthly installments on the first day of each calendar month, commencing on April 1, 2006, subject to Mr. Lunsford’s continued

employment by or service with us on each such date. This option will be an incentive stock option to the extent permissible under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, and was granted pursuant to our 2004 plan.
      Upon a change of control of the company, as defined below, Mr. Lunsford’s warrant will become fully exercisable and our repurchase right will lapse as to 75% of the remaining unvested shares of restricted stock. In addition, in the event of a change of control on or after April 1, 2006, the vesting of the option granted to Mr. Lunsford in September 2004 will accelerate with respect to 75% of the remaining unvested shares subject to the option.
      Also upon a change of control, or if Mr. Lunsford’s employment is terminated by us other than for cause or if he resigns for good reason within 135 days prior to the date we enter into an agreement for a change of control or within 12 months following a change of control, Mr. Lunsford will be entitled to a bonus of $500,000 (less the fair market value, at the time of the change of control, of the 571,428 shares of restricted stock and the shares issuable pursuant to his warrant described above). This change of control bonus will cease to be payable following the time Mr. Lunsford has received proceeds of $500,000 or more from the sale of his restricted stock in the company, shares issuable pursuant to his warrant described above or any other shares awarded to him by the company.
      Mr. Lunsford’s employment agreement also provides him with certain severance benefits in the event his employment is terminated under certain circumstances. The employment agreement provides that, in the event Mr. Lunsford’s employment is terminated by us other than for cause or if he resigns for good reason, he will receive 12 months of salary continuation payments and we will continue to pay for his medical benefits for 12 months following such termination. In addition, in the event Mr. Lunsford’s employment is terminated by us other than for cause or if he resigns for good reason, the warrant will become immediately exercisable as to 50% of the shares remaining unvested on the date of termination and our repurchase right will lapse as to 50% of the shares of restricted stock remaining unvested on the date of termination. Mr. Lunsford’s right to exercise the warrant will continue for a period of 140 days following his termination by us for any reason.
      If any termination of Mr. Lunsford’s employment by us other than for cause or as a result of his resignation for good reason occurs within 135 days prior to the date we enter into an agreement for a change of control or within 12 months following a change of control, our repurchase right will lapse as to all of the shares of restricted stock remaining unvested on the date of termination and the warrant will become exercisable as to 100% of the shares remaining unvested on the date of termination. If such termination occurs prior to April 1, 2006, the vesting of the option granted to Mr. Lunsford in September 2004 will accelerate with respect to 50% of the shares subject to the option remaining unvested on the date of termination.
      If Mr. Lunsford dies or his employment is terminated as a result of his disability, the warrant will become immediately exercisable as to 25% of the shares remaining unvested on the date of death or termination and our repurchase right will lapse as to 25% of the shares of restricted stock remaining unvested on the date of death or termination. In addition, Mr. Lunsford’s (or his estate’s) right to exercise the warrant will continue for a period of 140 days following his death or disability.
      For purposes of Mr. Lunsford’s employment agreement, warrant and common stock purchase agreement and the option granted to Mr. Lunsford in September 2004, the term “change of control” means:

•	a merger or consolidation of our company with or into another corporation or other entity following which less than a majority of the outstanding voting power of the surviving or consolidated corporation is held by persons who were shareholders of our company immediately prior to such event;

•	the sale or transfer of all or substantially all of our properties and assets;

•	any purchase by any party or group of affiliated parties of shares of our capital stock representing a majority of the voting power of the outstanding shares of our capital stock;

•	the redemption or repurchase of shares representing a majority of the voting power of the outstanding shares of our capital stock; or

•	any other change of control of 50% or more of the outstanding voting power of our company.
      For purposes of Mr. Lunsford’s employment agreement, warrant and common stock purchase agreement and the option granted to Mr. Lunsford in September 2004, the term “good reason” means a material reduction by us in his title or position or our assignment to him of operational authority or duties that are materially inconsistent with the usual and customary operational authority and duties of a person in his position in similarly-situated companies, a reduction in his base salary or performance bonus target (or our failure to pay him any compensation or benefits earned by him) provided he gives us written notice of our failure to do so and also gives us a reasonable time frame to cure such error), or his relocation by us to a facility or location that is more than 50 miles from our current headquarters.
      For purposes of Mr. Lunsford’s employment agreement, warrant and common stock purchase agreement and the option granted to Mr. Lunsford in September 2004, termination for “cause” generally means his termination by us as a result of his conviction of or plea of no contest to a felony, fraud, embezzlement or a crime of moral turpitude, his gross negligence, recklessness or willful misconduct with respect to his obligations or otherwise relating to our business, his material breach of his employment agreement or any other agreement with us, or his willful neglect of his duties. With respect to any of the reasons stated above, other than his conviction of a crime, Mr. Lunsford will have ten days to cure any such deficiency and the right to appear, during such ten day period, before our board of directors with an attorney to present evidence as he may deem appropriate. A majority of our board of directors will make a decision regarding the existence of “cause” only after Mr. Lunsford has received the notice described above and has had the right to appear before our board of directors. Mr. Lunsford’s vote as a member of our board of directors will not be counted in connection with any determination of cause under his employment agreement. In the event of a tie vote, there will be no determination of “cause.”

Other Employment Agreements
      In March 2004, we entered into an employment offer letter with Thomas D. Willardson, our chief financial officer. Mr. Willardson’s employment is at-will and may be terminated at any time, with or without cause or advance notice, by either Mr. Willardson or us. Pursuant to his offer letter, Mr. Willardson’s 2004 base salary was $215,000 and he was entitled to receive an annual bonus of up to $35,000. We provide benefits to Mr. Willardson consistent with those provided to all of our employees.
      In May 2003, we entered into an employment offer letter with Rand Schulman, our chief marketing officer. Mr. Schulman’s employment is at-will and may be terminated at any time, with or without cause, or advance notice, by either Mr. Schulman or us. Pursuant to his offer letter, Mr. Schulman’s 2004 base salary was $200,000 and he was entitled to receive an annual bonus of up to $50,000 based upon the achievement of performance objectives to be mutually agreed upon by Mr. Schulman and our chief executive officer. We provide benefits to Mr. Schulman consistent with those provided to all of our employees.
      In February 2003, we entered into an employment offer letter with Christopher Reid, our senior vice president, sales. Mr. Reid’s employment is at-will and may be terminated at any time, with or without cause or advance notice, by either Mr. Reid or us. Pursuant to his offer letter, Mr. Reid is eligible to participate in our sales executive bonus program and may earn up to $100,000 pursuant to such program based upon the attainment of certain performance objectives. We provide benefits to Mr. Reid consistent with those provided to all of our employees.
      In August 2000, we entered into an employment agreement with Daniel Guilloux, our general manager, European operations. Mr. Guilloux is employed by our Netherlands subsidiary, WebSideStory Holding B.V. i.o. Pursuant to the employment agreement, Mr. Guilloux’s employment may be terminated by us upon six months’ notice to Mr. Guilloux and by Mr. Guilloux upon three months’ notice to us. The employment agreement will automatically terminate on the last day of the calendar month in which

Mr. Guilloux turns 65. Pursuant to the employment agreement, in 2004 Mr. Guilloux received a base salary of 165,000 Euros per year. Mr. Guilloux also receives a monthly car allowance, plus reimbursement for fuel and maintenance costs for his car. In the event of Mr. Guilloux’s illness, injury or other incapacity, we will continue to pay his base salary for a period of up to one year.
      In April 2000, we entered into an employment agreement with Michael S. Christian, our general counsel and secretary. Mr. Christian’s employment is at-will and may be terminated at any time, with or without cause, or advance notice, by either Mr. Christian or us.
      At the time of commencement of employment, our employees generally execute an agreement in which they agree that their employment will be at will and that they will comply with the policies outlined in the Employee Handbook. This agreement also includes a proprietary information and inventions assignment provision.

Restricted Stock Agreement with Michael S. Christian
      In July 2003, Michael S. Christian, our general counsel and secretary, purchased 158,181 shares of our common stock at a purchase price of $0.0035 per share pursuant to a common stock purchase agreement with us. Of these shares, 105,714 were immediately vested. The remaining shares of restricted stock are subject to our right to repurchase at the original purchase price in the event Mr. Christian’s employment with us terminates. Our repurchase right lapses as to the remaining shares of restricted stock in 24 equal monthly installments and these shares will be fully vested on July 29, 2005. Upon a change of control, as defined in Mr. Christian’s common stock purchase agreement, or in the event Mr. Christian’s employment is terminated as a result of his death or disability, our repurchase right will lapse as to 100% of the remaining unvested shares of restricted stock. For purposes of Mr. Christian’s common stock purchase agreement, the term “change of control” has the same definition as described above in the description of Mr. Lunsford’s employment agreement.

Change of Control Agreements
      We entered into a change of control agreements with Thomas D. Willardson, Rand Schulman, Christopher Reid, Jim Van Baalen, Michael S. Christian and Daniel Guilloux in July 2004. Pursuant to the change of control agreements, if an executive’s employment is terminated by us without cause or by the executive for good reason within 12 months following a change of control, then 75% of such executive’s unvested stock options and restricted stock will vest as of the date of termination. In addition, pursuant to his change of control agreement, Mr. Willardson will receive severance pay equal to nine months of his base salary in the event of such a termination.
      The terms of the change of control agreement with Mr. Christian will not supersede the terms of his common stock purchase agreement, described above, which shall continue to apply with respect to the shares of our common stock issued pursuant to that agreement.
      For purposes of the change of control agreements, the term “cause” generally means an executive’s gross negligence, breach of fiduciary duty involving personal profit, personal dishonesty, recklessness or willful misconduct with respect to his obligations or otherwise relating to our business, the executive’s material breach of any agreement between him and us, including company policies and practices, the executive’s conviction or entry of a plea of no contest or fraud, embezzlement, any felony or any crime of moral turpitude, or the executive’s willful neglect of his duties or failure to satisfactorily perform stated duties.
      For purposes of the change of control agreements, the term “good reason” means a reduction in the executive’s base salary (or our failure to pay such executive any compensation or benefits earned by him) provided that the executive gives us a reasonable time frame to cure such error, or our relocation of the executive’s principal place of business to any place outside a 50 mile radius of the executive’s principal place of business as of the date of the agreement.

      For purposes of the change of control agreements, the term “change of control” has the same definition as described above in the description of our 2004 plan (except that the failure of a majority of the incumbent board members to continue to serve on the board will not constitute a “change of control” for purposes of the change of control agreements).
Equity Compensation Plans and Other Benefit Plans
      The following table sets forth information regarding all of our equity compensation plans as of December 31, 2004.

Number of Securities
Remaining Available for
	Number of Securities to	Weighted-Average	Future Issuance Under
	be Issued upon Exercise	Exercise Price of	Equity Compensation Plans
	of Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	2,045,945	4.71	1,551,455
Equity compensation plans not approved by security holders	—	—	—

Total	2,045,945	4.71	1,551,455

(1)	In April 2003, Jeffrey W. Lunsford, our president, chief executive officer and chairman was issued a warrant to purchase an aggregate of 48 shares of our series D convertible redeemable preferred stock at an exercise price $0.001 per share. Upon completion of our initial public offering in October 2004, this warrant became exercisable for 303,537 shares of common stock with an exercise price of $0.000001 per share.

2004 Equity Incentive Award Plan
      In July 2004, we adopted our 2004 plan, which was approved by our stockholders in July 2004. The 2004 plan became effective in September 2004.
      We initially reserved 2,100,000 shares of our common stock (or the equivalent in other equity securities) for issuance under the 2004 plan. In addition, the 2004 plan contains an “evergreen provision” that allows for an annual increase in the number of shares available for issuance under the 2004 plan on January 1 of each year during the ten-year term of the 2004 plan, beginning on January 1, 2005. The annual increase in the number of shares shall be equal to the least of:

•	4% of our outstanding capital stock on the first day of the applicable fiscal year;

•	1,000,000 shares; and

•	an amount determined by our board of directors.
      Administration. The compensation committee of our board of directors administers the 2004 plan. Subject to the terms and conditions of the 2004 plan, our compensation committee has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject thereto and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2004 plan. Our compensation committee is also authorized to adopt, amend or rescind rules relating to administration of the 2004 plan.
      Eligibility. Options, stock appreciation rights, or SARs, restricted stock and other awards under the 2004 plan may be granted to individuals who are then our officers or employees or are the officers or employees of any of our subsidiaries. Such awards may also be granted to our non-employee directors and consultants but only employees may be granted incentive stock options, or ISOs. The maximum number of shares that may be subject to awards granted under the 2004 plan to any individual in any three-year period cannot exceed 1,500,000.
      Awards. The 2004 plan provides that our compensation committee may grant or issue stock options, SARs, restricted stock, restricted stock units, dividend equivalents, performance awards, stock payments and other stock related benefits, or any combination thereof. The compensation committee will consider each award grant subjectively, considering factors such as the individual performance of the recipient and the anticipated contribution of the recipient to the attainment of the company’s long-term goals. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.
      Corporate Transactions. In the event of a change of control where the acquiror does not assume or replace awards granted under the 2004 plan, awards issued under the 2004 plan will be subject to accelerated vesting such that 100% of such award will become vested and exercisable or payable, as applicable. Under the 2004 plan, a change of control is generally defined as:

•	the direct or indirect sale or exchange in a single or series of related transactions (other than an offering of our stock to the general public through a registration statement filed with the SEC) whereby any person or entity or related group of persons or entities (other than us, our subsidiaries, an employee benefit plan maintained by us or any of our subsidiaries or a person or entity that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, us) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the total combined voting power of our securities outstanding immediately after such acquisition;

•	during any two-year period, individuals who, at the beginning of such period, constitute our board of directors together with any new director(s) whose election by our board of directors or nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of our board of directors;

•	a merger or consolidation in which the company is a party, other than a merger or consolidation that results in our outstanding voting securities immediately before the transaction continuing to represent a majority of the voting power of the acquiring company’s outstanding voting securities or a merger or consolidation after which no person or entity owns 50% of the successor company’s voting power;

•	the sale, exchange or transfer of all or substantially all of our assets; or

•	the liquidation or dissolution of the company.
      Amendment and Termination of the 2004 Plan. Our compensation committee, with the approval of our board of directors, may terminate, amend or modify the 2004 plan. However, stockholder approval of any amendment to the 2004 plan will be obtained to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule, or for any amendment to the 2004 plan that (1) increases the number of shares available under the 2004 plan or (2) permits the extension of the exercise period for a stock option beyond ten years from the date of grant. If not terminated earlier by the compensation committee or the board of directors, the 2004 plan will terminate on the tenth anniversary of the date of its initial adoption by our board of directors.

Amended and Restated 2000 Equity Incentive Plan
      Our 2000 plan was initially adopted by our board of directors and was approved by our stockholders in November 1999. The 2000 plan amended and restated and superseded our 1998 stock option plan and our 1999 stock option plan. As of December 31, 2004, options to purchase 1,090,262 shares of common stock were outstanding and exercisable at a weighted average exercise price of approximately $3.79 per share under the 2000 plan.
      No Further Grants. No additional awards will be granted under the 2000 plan.
      Administration. The compensation committee of our board of directors administers the 2000 plan.
      Eligibility/Awards. Options, restricted stock and stock bonuses may be granted to individuals who are our officers or employees or are the officers or employees of any of our subsidiaries at the time of grant. Such awards may also be granted to our non-employee directors or consultants, but only employees could be granted ISOs.
      Corporate Transactions. In the event of a change of control where the acquiror does not assume or replace awards granted under the 2000 plan, awards issued under the 2000 plan that are held by participants whose employment or service with the company has not terminated will be subject to accelerated vesting such that 100% of such award will become vested and exercisable or payable, as applicable. All awards that are not exercised prior to the change of control will terminate. Under the 2000 plan, a change of control is generally defined as:

•	the sale, lease or other disposition of all or substantially all of the assets of the company;

•	a merger or consolidation in which we are not the surviving corporation; or

•	a reverse merger in which the company is the surviving corporation but the shares of common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise.
      We will provide at least 15 days’ notice to holders of awards under the 2000 plan of any such pending change of control.

401(k) Plan
      We provide a basic savings plan, or 401(k) plan, which is intended to qualify under Section 401(k) of the Internal Revenue Code so that contributions to our 401(k) plan by employees or by us, and the investment earnings thereon, are not taxable to employees until withdrawn from our 401(k) plan. If our 401(k) plan qualifies under Section 401(k) of the Internal Revenue Code, contributions by us, if any, will be deductible by us when made.
      All of our full-time employees in the United States are eligible to participate in our 401(k) plan. Pursuant to our 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit of $13,000 in 2004 and to have the amount of this reduction contributed to our 401(k) plan. Our 401(k) plan permits, but does not require, additional matching contributions to our 401(k) plan by us on behalf of all participants in our 401(k) plan. To date, we have not made any matching contributions to our 401(k) plan.
REPORT OF THE COMPENSATION COMMITTEE
      The compensation committee is composed of three members of our board of directors, each of whom satisfies the definition of independent director as established in the Nasdaq Stock Market qualification requirements, is a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. The compensation committee receives and approves each of the elements of the executive compensation program of our company and continually assesses the effectiveness and competitiveness of the program. In addition, the compensation committee administers our stock incentive program and other key provisions of the executive compensation program and generally reviews with our board of directors all aspects of the compensation structure for our company’s executives. Set forth below in full is the report of the compensation committee regarding compensation paid by us to our executive officers during the fiscal year ended December 31, 2004.

Compensation Philosophy
      Our philosophy in establishing our compensation policy for our executive officers and other employees is to create a structure designed to attract and retain highly skilled individuals by establishing salaries, benefits, and incentive compensation which compare favorably with those for similar positions in other on-demand application service providers. Compensation for our executive officers consists of a base salary and potential incentive cash bonuses based on our overall performance and individual contribution to our financial success, as well as potential incentive compensation through stock options. The philosophy of our compensation program is to employ, retain and reward executives capable of leading us in achieving our business objectives.
Elements of the Executive Compensation Program
      Base Salary. As a general matter, the base salary for each executive officer is initially established through negotiation at the time the officer is hired, taking into account such officer’s qualifications, experience, prior salary and competitive salary information. We have entered into employment agreements or employment offer letters with each of our executive officers setting forth their initial base salaries. Year-to-year adjustments to each executive officer’s base salary are determined by an assessment of her or his sustained performance against her or his individual job responsibilities including, where appropriate, the impact of such performance on our company’s business results, current salary in relation to the salary range designated for the job, experience and potential for advancement.
      Annual Incentive Bonuses. Our compensation policies for our executive officers generally set forth target bonus amounts, subject to the achievement of bookings, revenue and net income goals as determined by the compensation committee. Payments under our annual performance incentive bonus plan are based on achieving established corporate goals, which include goals related to annual net sales, profit margins and overall profitability. Use of corporate goals establishes a direct link between the executive’s pay and our financial success.
      Long-Term Incentives. We provide our executive officers with long-term incentive compensation through grants of stock options and other stock-related benefits under our 2004 plan. Our board of directors believes that these grant programs provide our executive officers with the opportunity to purchase and maintain an equity interest in our company and to share in the appreciation of the value of our common stock. Our board of directors believes that these grants directly motivate an executive to maximize long-term stockholder value. The grants also utilize vesting periods (generally four years) that encourage key executives to continue in our employ. The compensation committee and our board of directors, as appropriate, considers each grant subjectively, considering factors such as the individual performance of the executive officer and the anticipated contribution of the executive officer to the attainment of our long-term strategic performance goals. Long-term incentives granted in prior years are also taken into consideration. The compensation committee has delegated authority to a separate committee to grant options and other awards under our 2004 plan to our employees who are not executive officers.
CEO Compensation
      Jeffrey W. Lunsford’s base salary was initially established pursuant to his amended and restated employment agreement. The compensation committee believes that the total compensation of our chief executive officer is largely based upon the same policies and criteria used for other executive officers at comparable companies. Each year the compensation committee reviews the chief executive officer’s compensation arrangement, the individual performance for the fiscal year under review, as well as our company’s performance. Mr. Lunsford’s employment agreement, as amended, permits the compensation committee to determine Mr. Lunsford’s annual performance bonus at its sole discretion, or at the discretion of its delegated committee, based on our financial performance and the achievement of objectives established for Mr. Lunsford. As with other executive officers, Mr. Lunsford’s total compensation was based on our accomplishments of our corporate goals and his contribution thereto. In light of the attainment of corporate profitability during fiscal year 2004, the successful completion of our initial public offering and achievement of financial goals in excess of our internal projections, in early 2005, Mr. Lunsford was awarded and paid a bonus of $200,000. In addition, during the fiscal year ended December 31, 2004, Mr. Lunsford was granted options under our 2004 plan to purchase 285,714 shares of our common stock at $8.50 per share. The compensation committee believes Mr. Lunsford’s compensation, including salary and bonus, is at a level competitive with chief executive officer salaries within the on-demand application service provider industry.
Section 162(m) Compliance
      The compensation committee and our board of directors have considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the executive officers named in the proxy statement, unless compensation is performance based. We have adopted a policy that, where reasonably practicable, we will seek to qualify the variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m).
      In approving the amount and form of compensation for our executive officers, the compensation committee will continue to consider all elements of the cost to our company of providing such compensation, including the potential impact of Section 162(m).
Conclusion
      Through the programs described above, a significant portion of our compensation program and realization of its benefits is contingent on both our company and individual performance.
      This report of the compensation committee shall is not “soliciting material,” is not deemed “filed” with the SEC and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Securities Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.
      The foregoing report has been furnished by the compensation committee.

Compensation Committee
Kurt R. Jaggers, Chair
James R. Glynn
Charles J. Fitzgerald, Jr.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our board of directors or compensation committee.

STOCK OWNERSHIP

Who are our principal stockholders, and how much stock does management own?
      The following table sets forth the beneficial ownership of our common stock as of March 31, 2005 by:

•	each person, or group of affiliated persons, who we know owns beneficially 5% or more of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.
      Except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. The table below includes the number of shares underlying options or warrants which are exercisable within 60 days from March 31, 2004.
      A total of 15,634,813 shares of our common stock were issued and outstanding as of March 31, 2005.

	Shares
	Beneficially
Name and Address of Beneficial Owner(1)	Owned	Percent

Directors and Named Executive Officers:
Jeffrey W. Lunsford(2)	729,520	4.62%
Rand Schulman(3)	33,630	*
Christopher Reid(4)	34,373	*
Jim Van Baalen(5)	75,991	*
Daniel Guilloux(6)	29,312	*
Blaise P. Barrelet(7)	2,824,876	18.07
Charles J. Fitzgerald, Jr.(8)	2,139,794	13.69
James R. Glynn(9)	11,606	*
Kurt R. Jaggers(10)	2,139,798	13.69
James S. Mahan III(11)	11,606	*
All directors and executive officers as a group (12 persons)(12)	8,234,738	52.14
5% Stockholders:
Entities affiliated with Summit Partners, LLC(13)	2,139,794	13.69
Entities affiliated with TA Associates, Inc.(14)	2,139,798	13.69
Agnes L. Barrelet(15)	2,824,876	18.07
John J. Hentrich	821,232	5.25
Arbor Capital Management, LLC(16)	898,800	5.75

   *     Indicates beneficial ownership of less than 1% of the total outstanding common stock.

(1)	Unless otherwise indicated, the address for each person or entity named below is c/o WebSideStory, Inc., 10182 Telesis Court, 6th Floor, San Diego, California 92121.

(2)	Includes 130,952 shares of common stock subject to our right of repurchase as of March 31, 2005. Also includes 158,092 shares of common stock that are issuable upon exercise of a warrant to purchase shares of our common stock.

(3)	The total number of options to purchase shares of common stock granted to Mr. Schulman is 99,642, of which 66,012 are unvested and are not exercisable within 60 days of March 31, 2005.

(4)	The total number of options to purchase shares of common stock granted to Mr. Reid is 86,784, of which 52,411 are unvested and are not exercisable within 60 days of March 31, 2005.

(5)	The total number of options to purchase shares of common stock granted to Mr. Van Baalen is 127,211, of which 51,220 are unvested and are not exercisable within 60 days of March 31, 2005.

(6)	The total number of options to purchase shares of common stock granted to Mr. Guilloux is 43,391, of which 14,079 are unvested and are not exercisable within 60 days of March 31, 2005.

(7)	Includes 2,252,821 shares held of record by Blaise P. Barrelet and also includes 572,055 shares held of record by Agnes L. Barrelet, the spouse of Mr. Barrelet. The total number of options to purchase shares of common stock granted to Mr. Barrelet is 35,000, of which 35,000 are unvested and are not exercisable within 60 days of March 31, 2005.

(8)	Consists of the shares referred to in footnote 13 below. The total number of options to purchase shares of common stock granted to Mr. Fitzgerald is 35,000, of which 35,000 are unvested and are not exercisable within 60 days of March 31, 2005. Mr. Fitzgerald, one of our directors, is a partner and member of various entities affiliated with Summit Partners, LLC, which is the general partner of Summit Partners, V, L.P., which is the general partner of each of the following funds: Summit Ventures V, L.P., Summit V Companion Fund, L.P., Summit V Advisors Fund (QP), L.P. and Summit V Advisors Fund, L.P. Mr. Fitzgerald does not have voting or dispositive power with respect to the shares owned by entities affiliated with Summit Partners, LLC and disclaims beneficial ownership of these shares. The address of record for Mr. Fitzgerald is 499 Hamilton Avenue, Suite 200, Palo Alto, CA 94301.

(9)	The total number of options to purchase shares of common stock granted to Mr. Glynn is 42,857, of which 31,251 are unvested and are not exercisable within 60 days of March 31, 2005.

(10)	Consists of the shares referred to in footnote 14 below. The total number of options to purchase shares of common stock granted to Mr. Jaggers is 35,000 of which 35,000 are unvested and are not exercisable within 60 days of March 31, 2005. Mr. Jaggers, one of our directors, is a managing director of TA Associates, Inc., the manager of the general partner of TA/ Advent VII, L.P., the manager of TA Executive Fund LLC and TA Investors LLC, and the general partner of the general partner of Advent Atlantic and Pacific III L.P. Mr. Jaggers may be considered to have beneficial ownership with respect to the shares owned by any of the entities affiliated with TA Associates, Inc. and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The address of record for Mr. Jaggers is 70 Willow Road, Suite 100, Menlo Park, CA 94025.

(11)	The total number of options to purchase shares of common stock granted to Mr. Mahan is 42,857, of which 31,251 are unvested and are not exercisable within 60 days of March 31, 2005.

(12)	Includes shares described in the footnotes above, as applicable, as well as options held by Thomas D. Willardson to purchase 127,500 shares of common stock, of which 100,417 are unvested and not exercisable within 60 days of March 31, 2005, and 165,323 shares of common stock held by Michael S. Christian, 6,558 shares of which are subject to our right of repurchase as of March 31, 2005 and options to purchase 52,689 shares of common stock, of which, 41,227 are unvested and not exercisable within 60 days of March 31, 2005.

(13)	Includes 1,586,994 shares held by Summit Ventures V, L.P.; 369,440 shares held by Summit V Companion Fund, L.P.; 34,258 shares held by Summit V Advisors Fund, L.P.; 112,110 shares held by Summit V Advisors Fund (QP), L.P.; and 36,992 shares held by Summit Investors III, L.P. Each of these entities is an affiliate of Summit Partners, LLC. Summit Partners V, L.P. is the general partner of each of Summit Ventures V, L.P., Summit V Companion Fund, L.P, Summit V Advisors Fund (QP), L.P. and Summit V Advisors Fund, L.P. Summit Partners, LLC is the general partner of Summit Partners V, L.P. Summit Partners, LLC, through an investment committee composed of five of its members (each of whom is listed below), exercises sole voting and investment power with respect to the shares owned by entities affiliated with Summit Partners, LLC, including Summit Investors III, L.P. and, therefore, Summit Partners, LLC beneficially owns such shares. Decisions of the investment committee are made by a majority vote of its members and, as a result, no single member of the investment committee has voting or dispositive authority over the shares. Charles J. Fitzgerald, Jr., one of our directors, is a partner and member of various entities affiliated with Summit Partners, LLC and does not have voting or dispositive power with respect to these shares and disclaims beneficial ownership of these shares. In addition, Gregory M. Avis, Peter Y. Chung, Scott C. Collins, Bruce R. Evans, Walter G. Kortschak, Martin J. Mannion, Kevin P. Mohan, Thomas S. Roberts, E. Roe Stamps, Joseph F. Trustey and Stephen G. Woodsum are members of Summit Partners, LLC and each disclaims beneficial ownership of the shares held by entities affiliated with Summit Partners, LLC. The address of record for the entities affiliated with Summit Partners, LLC is 499 Hamilton Ave, Suite 200, Palo Alto, CA 94301.

(14)	Includes 1,743,695 shares held by TA/ Advent VIII L.P.; 328,101 shares held by Advent Atlantic and Pacific III L.P.; 33,129 shares held by TA Executives Fund LLC; and 34,873 shares held by TA Investors LLC. TA/ Advent VIII L.P., Advent Atlantic and Pacific III L.P., TA Executives Fund LLC and TA Investors LLC are part of an affiliated group of investment partnerships. The general partner of TA/ Advent VIII L.P. is TA Associates VIII LLC. The general partner of Advent Atlantic and Pacific III L.P. is TA Associates AAP III Partners L.P. TA Associates, Inc. is the general partner of TA Associates AAP III Partners L.P. and is the sole manager of TA Advent VIII L.P., TA Executives Fund LLC and TA Investors LLC. No single stockholder, director or officer of TA Associates, Inc. has voting or investment power with respect to the shares owned by any of the entities affiliated with TA Associates, Inc. Voting and investment power with respect to such shares is vested in a four-person investment committee comprised of Jeffrey T. Chambers, Kurt R. Jaggers, C. Kevin Landry and Kenneth T. Schiciano. Each member of the investment committee disclaims beneficial ownership of the shares held by the entities affiliated with TA Associates, Inc. Kurt R. Jaggers, one of our directors, is a managing director of TA Associates, Inc., the manager of the general partner of TA/ Advent VIII L.P.; the manager of TA Executives Fund LLC and TA Investors LLC; and the general partner of the general partner of Advent Atlantic and Pacific III L.P. The address of record for entities affiliated with TA Associates, Inc. is 70 Willow Road, Suite 100, Menlo Park, CA 94025.

(15)	Consists of the shares referred to in footnote 7 above (other than the options to purchase common stock granted to Mr. Barrelet).

(16)	As reported by Arbor Capital Management, LLC on Schedule 13G, filed with the SEC on February 4, 2005. Rick D. Leggott is the Chief Executive Officer and major shareholder of Arbor Capital Management, LLC. Mr. Leggott disclaims beneficial ownership of the shares held by Arbor Capital Management, LLC. The address of Arbor Capital Management, LLC is One Financial Plaza, 120 South Sixth Street, Suite 1000, Minneapolis, MN 55402.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      Other than the agreements and transactions described under the heading “Management” and the transactions described below, since January 1, 2004, there have not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $60,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.
      In October 2004, we used $16.75 million, or 43.6%, of the net proceeds from our initial public offering to redeem all of the outstanding shares of our redeemable preferred stock. Entities affiliated with TA Associates, Inc. and Summit Partners each owned half of the outstanding shares of redeemable preferred stock, or approximately 56 shares each, and as such, these entities each received approximately $8.4 million for the redemption of their shares. Kurt R. Jaggers, one of our directors, is a managing director of TA Associates and Charles J. Fitzgerald, Jr., one of our directors, is a partner or member of various entities affiliated with Summit Partners. In addition, in connection with our initial public offering, we entered into an underwriting agreement with entities affiliated with TA Associates and Summit Partners as well as Friedman, Billings, Ramsey & Co., Inc., RBC Capital Markets Corporation, William Blair & Company, L.L.C. and Roth Capital Partners, LLC. Pursuant to this agreement, in our initial public offering, entities affiliated with TA Associates and Summit Partners each sold 350,000 shares of our common stock at a price to the public of $8.50 per share. We did not receive any proceeds from the sale of these shares.
      William Larson, a former member of our board of directors, resigned from our board of directors in June 2004. In connection with his resignation, we accelerated the vesting of options to purchase 1,785 shares of common stock that had been previously granted to him.
      We have entered into indemnification agreements with each of our executive officers and directors. Those indemnification agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

ADDITIONAL INFORMATION
Performance Graph
      The following graph compares the percentage change in our cumulative total stockholder return on our common stock during a period commencing on September 28, 2004, the date our shares began trading following our initial public offering, and ending on December 31, 2004 (as measured by dividing (A) the difference between our share price at the end and the beginning of the measurement period by (B) our share price at the beginning of the measurement period) with the cumulative total return of the Nasdaq Stock Market (U.S. companies) Index (the “Nasdaq Market Composite Index”) and the Nasdaq Computer Index during such period. The Nasdaq Computer Index contains Nasdaq listed companies that manufacture and distribute computers and associated electronic data processing equipment, accessories, semiconductor capital equipment, wafers and chips, providers of computer services and IT consultants, Internet access providers, internet software and on-line service providers, and producers and distributors of computer software.
      The graph assumes that $100 was invested on September 28, 2004 in our common stock, the Nasdaq Market Index and Nasdaq Computer Index and assumes reinvestment of any dividends. We have not paid any dividends on our common stock, and we do not include dividends in the representation of our performance. The stock price performance on the graph below does not necessarily indicate future price performance.

	9/30/2004	10/31/2004	11/30/2004	12/31/2004

WebSideStory, Inc.	100	103	142	134
NASDAQ Composite	100	101	107	111
NASDAQ Computer Index	100	103	109	113
      The above performance graph and related material is not “soliciting material,” is not deemed “filed” with the SEC and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act, or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.
Compliance with Section 16(a) of the Exchange Act
      Under Section 16(a) of the Exchange Act, directors, officers and beneficial owners of 10% or more of our common stock are required to file with the SEC on a timely basis initial reports of beneficial ownership and reports of changes regarding their beneficial ownership of our common stock. Officers, directors and 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file.
      To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2004, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% percent beneficial owners were complied with.
Annual Report
      Our annual report for the year ended December 31, 2004 will be mailed to stockholders of record on or about April 14, 2004. Our annual report does not constitute, and should not be considered, a part of this proxy solicitation material.
      A copy of our annual report will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company at our record date. Requests should be directed to Investor Relations, WebSideStory, Inc., 10182 Telesis Court, 6th Floor, San Diego, California 92121.
“Householding” of Proxy Materials
      The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a number of brokers with account holders who are WebSideStory stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to Investor Relations, WebSideStory, Inc., 10182 Telesis Court, 6th Floor, San Diego, California 92121, by email at investor@websidestory.com or by telephone at (858) 546-0040. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.
OTHER BUSINESS
      Our board of directors does not know of any matter to be presented at our annual meeting which is not listed on the Notice of Annual Meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying Proxy will vote all Proxies in accordance with their best judgment.
      All stockholders are urged to complete, sign, date and return the accompanying Proxy in the enclosed envelope.

By Order of the Board of Directors,

Jeffrey W. Lunsford
President, Chief Executive Officer and Chairman
Dated: April 14, 2005

ANNEX A
AUDIT COMMITTEE CHARTER
of the Audit Committee
of WebSideStory, Inc.
Purpose
      The purpose of the Audit Committee (the “Committee”) is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company on behalf of the Board and report the results of its activities to the Board.
      In addition to the powers and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company’s bylaws. The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be at the Committee’s sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it.
      Notwithstanding the foregoing, the Committee’s responsibilities are limited to oversight. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements as well as the Company’s financial reporting process, accounting policies, internal audit function (if any), internal accounting controls and disclosure controls and procedures. The independent auditor is responsible for performing an audit of the Company’s annual financial statements, expressing an opinion as to the conformity of such annual financial statements with generally accepted accounting principles and reviewing the Company’s quarterly financial statements. It is not the responsibility of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosure are complete and accurate and in accordance with generally accepted accounting principles and applicable laws, rules and regulations. Each member of the Committee shall be entitled to rely on the integrity of those persons within the Company and of the professionals and experts (including the Company’s internal auditor (or others responsible for the internal audit function, including contracted non-employee or audit or accounting firms engaged to provide internal audit services) (the “internal auditor”), if any, and the Company’s independent auditor) from which the Committee receives information and, absent actual knowledge to the contrary, the accuracy of the financial and other information provided to the Committee by such persons, professionals or experts.
      Further, auditing literature, particularly Statement of Accounting Standards No. 100, discusses the objectives of a “review,” including a particular set of required procedures to be undertaken by independent auditors. The members of the Committee are not independent auditors, and the term “review” as used in this Charter is not intended to have that meaning and should not be interpreted to suggest that the Committee members can or should follow the procedures required of auditors performing reviews of financial statements.
Membership
      The Committee shall consist of at least three members of the Board; provided, that if at any time there is a vacancy on the Committee and the remaining members meet all membership requirements, then the Committee may consist of two members until the earlier of the Company’s next annual stockholders meeting or one year from the occurrence of the vacancy. Each Committee member must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. Members of the Committee are not required to be engaged in the accounting and auditing profession and, consequently, some members may not be expert in financial matters, or in matters involving auditing or accounting. However, at least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. In addition, either at least one member of the Committee shall be an “audit committee financial expert” within the definition adopted by the Securities and Exchange Commission (the “SEC”) or the Company shall disclose in its periodic reports required pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) the reasons why at least one member of the Committee is not an “audit committee financial expert.” Each Committee member shall satisfy the independence requirements of the Nasdaq Stock Market and Rule 10A-3(b)(1) under the Exchange Act; provided, that if a member of the Committee ceases to be independent for reasons outside the member’s reasonable control, then the member may remain on the Committee until the earlier of the Company’s next annual stockholders meeting or one year from the occurrence of the event that caused the member to cease to be independent.
      The members of the Committee, including the Chair of the Committee, shall be appointed by the Board on the recommendation of the Nominating/Corporate Governance Committee. Committee members may be removed from the Committee, with or without cause, by the Board.
Meetings and Procedures
      The Chair (or in his or her absence, a member designated by the Chair) shall preside at each meeting of the Committee and set the agendas for Committee meetings. The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company’s bylaws that are applicable to the Committee.
      The Committee shall meet at least once during each fiscal quarter and more frequently as the Committee deems desirable. The Committee shall meet separately, periodically, with management, with the internal auditor, if any, and with the independent auditor.
      The Committee may, in its discretion, invite other directors of the Company, members of the Company’s management, representatives of the independent auditor, the internal auditor, if any, any other financial personnel employed or retained by the Company or any other persons whose presence the Committee believes to be desirable and appropriate to attend and observe meetings of the Committee. Such persons shall not participate in any discussion or deliberation unless invited to do so by the Committee, and in any event shall not be entitled to vote. The Committee may exclude from its meetings any person it deems appropriate, including, but not limited to, any non-management director that is not a member of the Committee.
      The Committee may retain any independent counsel, experts or advisors (accounting, financial or otherwise) that the Committee believes to be necessary or appropriate. The Committee may also utilize the services of the Company’s regular legal counsel or other advisors to the Company. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest services, for payment of compensation to any advisors employed by the Committee and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.
      The Committee may conduct or authorize investigations into any matters within the scope of the powers and responsibilities delegated to the Committee.

Powers and Responsibilities

Interaction with the Independent Auditor
      1.     Appointment and Oversight. The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of any disagreements between Company management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and the independent auditor shall report directly to the Committee.
      2.     Pre-Approval of Services. Before the independent auditor is engaged by the Company or its subsidiaries to render audit or non-audit services, the Committee shall pre-approve the engagement. Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Committee regarding the Company’s engagement of the independent auditor, provided the policies and procedures are detailed as to the particular service, the Committee is informed of each service provided and such policies and procedures do not include delegation of the Committee’s responsibilities under the Exchange Act to the Company’s management. The Committee may delegate to one or more designated members of the Committee the authority to grant pre-approvals, provided such approvals are presented to the Committee at a subsequent meeting. If the Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Committee must be informed of each non-audit service provided by the independent auditor. Committee pre-approval of non-audit services (other than review and attest services) also will not be required if such services fall within available exceptions established by the SEC.
      3.     Independence of Independent Auditor. The Committee shall, at least annually, review the independence and quality control procedures of the independent auditor and the experience and qualifications of the independent auditor’s senior personnel that are providing audit services to the Company. In conducting its review:

(i) The Committee shall ensure that the independent auditor prepare and deliver, at least annually, a written statement delineating all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard 1. The Committee shall actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that, in the view of the Committee, may impact the objectivity and independence of the independent auditor. If the Committee determines that further inquiry is advisable, the Committee shall take appropriate action in response to the independent auditor’s report to satisfy itself of the auditor’s independence.

(ii) The Committee shall review and discuss any report that may be prepared by the independent auditor describing the auditing firm’s internal quality-control procedures or any material issues raised by the most recent internal quality-control review or peer review of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, or similar matters.

(iii) The Committee shall confirm with the independent auditor that the independent auditor is in compliance with the partner rotation requirements established by the SEC.

(iv) The Committee shall, if applicable, consider whether the independent auditor’s provision of any permitted information technology services or other non-audit services to the Company is compatible with maintaining the independence of the independent auditor.
     Annual Financial Statements and Annual Audit
      1.     Meetings with Management and the Independent Auditor.
      (i) The Committee shall meet with management, the independent auditor and the internal auditor, if any, in connection with each annual audit to discuss the scope of the audit, the procedures to be followed and the staffing of the audit.

      (ii) The Committee shall review and discuss with management and the independent auditor: (A) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (B) any analyses prepared by management or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects of alternative GAAP methods on the Company’s financial statements; and (C) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.
      (iii) The Committee shall review and discuss the annual audited financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
      2.     Separate Meetings with the Independent Auditor.
      (i) The Committee shall review with the independent auditor any problems or difficulties the independent auditor may have encountered during the course of the audit work, including any restrictions on the scope of activities or access to required information or any significant disagreements with management and management’s responses to such matters. Among the items that the Committee should consider reviewing with the Independent Auditor are: (A) any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise); (B) any communications between the audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the engagement; and (C) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditor to the Company. The Committee shall obtain from the independent auditor assurances that Section 10A(b) of the Exchange Act has not been implicated.
      (ii) The Committee shall discuss with the independent auditor the report that such auditor is required to make to the Committee regarding: (A) all accounting policies and practices to be used that the independent auditor identifies as critical; (B) all alternative treatments within GAAP for policies and practices related to material items that have been discussed among management and the independent auditor, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (C) all other material written communications between the independent auditor and management of the Company, such as any management letter, management representation letter, reports on observations and recommendations on internal controls, independent auditor’s engagement letter, independent auditor’s independence letter, schedule of unadjusted audit differences and a listing of adjustments and reclassifications not recorded, if any.
      (iii) The Committee shall discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as then in effect
      3. Recommendation to Include Financial Statements in Annual Report. The Committee shall, based on the review and discussions in paragraphs 4(iii) and 5(iii) above, and based on the disclosures received from the independent auditor regarding its independence and discussions with the auditor regarding such independence pursuant to subparagraph 3(i) above, determine whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year subject to the audit.

Quarterly Financial Statements
      Meetings with Management and the Independent Auditor. The Committee shall review and discuss the quarterly financial statements with management, the independent auditor and the internal auditor, if any, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Internal Audit
      1.     Appointment. The Committee shall appoint an internal auditor if and when it deems it appropriate to do so and shall thereafter review the appointment and replacement of the internal auditor.
      2.     Separate Meetings with the Internal Auditor. The Committee shall meet periodically with the Company’s internal auditor, if any, to discuss the responsibilities, budget and staffing of the Company’s internal audit function and any issues that the internal auditor believes warrant audit committee attention. The Committee shall discuss with the internal auditor, if any, any significant reports to management prepared by the internal auditor and any responses from management.

Other Powers and Responsibilities
      1. The Committee shall discuss with management and the independent auditor the Company’s earnings press releases (with particular focus on any “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee’s discussion in this regard may be general in nature (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and need not take place in advance of each earnings release or each instance in which the Company may provide earnings guidance.
      2. The Committee shall review all related party transactions on an ongoing basis and all such transactions must be approved by the Committee.
      3. The Committee shall discuss with management and the independent auditor any correspondence from or with regulators or governmental agencies, any employee complaints or any published reports that raise material issues regarding the Company’s financial statements, financial reporting process, accounting policies or internal audit function.
      4. The Committee shall discuss with the Company’s general counsel or outside counsel any legal matters brought to the Committee’s attention that could reasonably be expected to have a material impact on the Company’s financial statements.
      5. The Committee shall request assurances from management, the independent auditor and the Company’s internal auditor, if any, that the Company’s foreign subsidiaries and foreign affiliated entities, if any, are in conformity with applicable legal requirements, including disclosure of affiliated party transactions.
      6. The Committee shall discuss with management the Company’s policies with respect to risk assessment and risk management. The Committee shall discuss with management the Company’s significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures.
      7. The Committee shall set clear hiring policies for employees or former employees of the Company’s independent auditor.
      8. The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. The Committee shall also establish procedures for the confidential and anonymous submission by employees regarding questionable accounting or auditing matters.
      9. The Committee shall provide the Company with the report of the Committee with respect to the audited financial statements required by Item 306 of Reg. S-K, for inclusion in each of the Company’s annual proxy statements.
      10. The Committee, through its Chair, shall report regularly to, and review with, the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditor, the performance of the Company’s internal audit function or any other matter the Committee determines is necessary or advisable to report to the Board.

      11. The Committee shall at least annually perform an evaluation of the performance of the Committee and its members, including a review of the Committee’s compliance with this Charter.
      12. The Committee shall at least annually review and reassess this Charter and submit any recommended changes to the Board for its consideration.

ANNEX B
NOMINATING/ CORPORATE GOVERNANCE
COMMITTEE CHARTER
of the Nominating/ Corporate Governance Committee
of WebSideStory, Inc.
Purpose
      The purpose of the Nominating/ Corporate Governance Committee (the “Committee”) of the Board is to assist the Board in discharging the Board’s responsibilities regarding:

(a) the identification of qualified candidates to become Board members;

(b) the selection of nominees for election as directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected);

(c) the selection of candidates to fill any vacancies on the Board;

(d) the development and recommendation to the Board of a set of corporate governance guidelines and principles applicable to the Company (the “Corporate Governance Guidelines”); and

(e) oversight of the evaluation of the board.
      In addition to the powers and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company’s bylaws. The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be at the Committee’s sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it.
Membership
      The Committee shall be composed of three or more directors, as determined by the Board, each of whom (a) satisfies the independence requirements of the Nasdaq Stock Market, and (b) has experience, in the business judgment of the Board, that would be helpful in addressing the matters delegated to the Committee.
      The members of the Committee, including the Chair of the Committee, shall be appointed by the Board. Committee members may be removed from the Committee, with or without cause, by the Board.
Meetings and Procedures
      The Chair (or in his or her absence, a member designated by the Chair) shall preside at each meeting of the Committee and set the agendas for Committee meetings. The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with the provisions of the Company’s bylaws that are applicable to the Committee.
      The Committee shall meet on a regularly scheduled basis at least two times per year and more frequently as the Committee deems necessary or desirable.
      The Committee may, in its discretion, invite other directors of the Company, members of the Company’s management or any other person whose presence the Committee believes to be desirable and appropriate to attend and observe meetings of the Committee. Such persons shall not participate in any discussion or deliberation unless invited to do so by the Committee, and in any event shall not be entitled to vote. The Committee may exclude from its meetings any person it deems appropriate, including, but not limited to, any non-management director that is not a member of the Committee.
      The Committee may retain any independent counsel, experts or advisors that the Committee believes to be desirable and appropriate. The Committee may also use the services of the Company’s regular legal counsel or other advisors to the Company. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to any such persons employed by the Committee and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties. The Committee shall have sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve such search firm’s fees and other retention terms.
      The Chair shall report to the Board regarding the activities of the Committee at appropriate times and as otherwise requested by the Chairman of the Board.
Duties and Responsibilities
      1. (a) At an appropriate time prior to each annual meeting of stockholders at which directors are to be elected or reelected, the Committee shall recommend to the Board for nomination by the Board such candidates as the Committee, in the exercise of its judgment, has found to be well qualified and willing and available to serve.
      (b) At an appropriate time after a vacancy arises on the Board or a director advises the Board of his or her intention to resign, the Committee shall recommend to the Board for appointment by the Board to fill such vacancy, such prospective member of the Board as the Committee, in the exercise of its judgment, has found to be well qualified and willing and available to serve.
      (c) For purposes of (a) and (b) above, the Committee may consider the following criteria, among others the Committee shall deem appropriate, in recommending candidates for election to the Board:

(i) personal and professional integrity, ethics and values;

(ii) experience in corporate management, such as serving as an officer or former officer of a publicly held company;

(iii) experience in the Company’s industry;

(iv) experience as a board member of another publicly held company;

(v) diversity of expertise and experience in substantive matters pertaining to the Company’s business relative to other board members; and

(vi) practical and mature business judgment.
      (d) Until such time as the Company’s capital stock is listed on the Nasdaq Stock Market, the foregoing notwithstanding, if the Company is subject to a binding obligation that requires a director nomination structure inconsistent with the foregoing, and such obligation pre-dates November 4, 2003, then the nomination or appointment of such directors shall be governed by such requirements.
      2. The Committee shall, at least annually, review the performance of each current director and shall consider the results of such evaluation when determining whether or not to recommend the nomination of such director for an additional term.
      3. In appropriate circumstances, the Committee, in its discretion, shall consider and may recommend the removal of a director for cause, in accordance with the applicable provisions of the Company’s certificate of incorporation, bylaws and Corporate Governance Guidelines.
      4. The Committee shall oversee the Board in the Board’s annual review of its performance (including its composition and organization), and will make appropriate recommendations to improve performance.

      5. The Committee shall develop and recommend to the Board the Corporate Governance Guidelines.
      6. The Committee shall develop and recommend to the Board a policy regarding the consideration of director candidates recommended by the Company’s security holders and procedures for submission by security holders of director nominee recommendations
      7. The Committee shall evaluate its own performance on an annual basis, including its compliance with this Charter, and provide the Board with any recommendations for changes in procedures or policies governing the Committee. The Committee shall conduct such evaluation and review in such manner as it deems appropriate.
      8. The Committee shall periodically report to the Board on its findings and actions.
      9. The Committee shall review and reassess this Charter at least annually and submit any recommended changes to the Board for its consideration.
Delegation of Duties
      In fulfilling its responsibilities, the Committee shall be entitled to delegate any or all of its responsibilities to a subcommittee of the Committee, to the extent consistent with the Company’s certificate of incorporation, bylaws, Corporate Governance Guidelines and applicable law and rules of markets in which the Company’s securities then trade.

PROXY WEBSIDESTORY, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Messrs. Jeffrey W. Lunsford and Thomas D. Willardson, as proxies with full power of substitution, to represent, vote and act with respect to all shares of common stock of WebSideStory, Inc. (the “Company”) which the undersigned would be entitled to vote at the meeting of shareholders to be held on May 10, 2005 at 2:00 p.m., at the Company’s headquarters located at 10182 Telesis Court, 6th Floor, San Diego. California or any adjournments thereof, with all the powers the undersigned would possess if personally present as follows:

The Proxy confers authority to vote and shall be voted in accordance with such recommendation unless a contrary instruction is indicated, in which case, the shares represented by the Proxy will be voted in accordance with such instruction. IF NO INSTRUCTION IS SPECIFIED WITH RESPECT TO THE MATTER TO BE ACTED UPON. THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF MANAGEMENT. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF MANAGEMENT.

▼     DETACH PROXY CARD HERE     ▼

Board of Directors recommends a vote “FOR” each of the nominees listed on this Proxy for Director and “FOR” for the ratification of PricewaterhouseCoopers L.L.P.

1. To elect two (2) persons to be Directors for a three year term to expire at the Company’s 2008 annual meeting.	☐	FOR all nominees listed below (except as marked to the contrary below).	☐	WITHHOLD AUTHORITY

Director Nominees: Kurt R. Jaggers, James S. Mahan III

INSTRUCTION: To withhold authority to vote for any individual nominee or nominees, write that nominee’s name on the space below.)

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2005.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournments or adjournments thereof.

☐	FOR	☐	AGAINST	☐	ABSTAIN

I DO	☐	I DO NOT	☐	EXPECT TO ATTEND THE MEETING

Date:	, 2005

Please Print Your Name(s)

Signature of Shareholder(s)
Please date this Proxy and sign your name as it appears on your stock certificates. Executors, administrators, trustees, etc., should give their full title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person. All joint owners should sign.

THIS PROXY MAY BE REVOKED PRIOR TO ITS EXERCISE BY FILING WITH THE SECRETARY OF THE COMPANY A DULY EXECUTED PROXY BEARING A LATER DATE OR AN INSTRUMENT REVOKING THIS PROXY, OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

Please Detach Here
▼ You Must Detach This Portion of the Proxy Card ▼
Before Returning it in the Enclosed Envelope